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                                                                Exhibit EX-99.j





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the references to our firm in the Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A of Matthews International Funds comprising, respectively, the Matthews Pacific Tiger Fund, Matthews Asian Growth and Income Fund, Matthews Korea Fund, Matthews China Fund, Matthews Japan Fund and Matthews Asian Technology Fund and to the use of our report dated October 5, 2001 on the financial statements and financial highlights. Such financial statements and financial highlights are incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.



                                                           TAIT, WELLER & BAKER


PHILADELPHIA, PENNSYLVANIA
DECEMBER 20, 2001